Exhibit 99.1

LINN ENERGY ANNOUNCES PROCESS TO EXPLORE
STRATEGIC ALTERNATIVES RELATED TO ITS CAPITAL STRUCTURE
HOUSTON, Feb. 4, 2016 – LINN Energy, LLC (NASDAQ:LINE) (“LINN” or the “Company”) and LinnCo, LLC (NASDAQ:LNCO) announced today that it has initiated a process to explore strategic alternatives to strengthen its balance sheet and maximize the value of the Company.
“Efficient management of our stable asset base and aggressive cost management are driving meaningful value even in today’s difficult commodity price environment,” said Mark E. Ellis, Chairman, President and Chief Executive Officer. “However, given commodity pricing pressure and the impact that market challenges are expected to have on our industry and the long-term financial outlook of our Company, we believe it is prudent to explore opportunities to strengthen our balance sheet and ensure we have adequate financial flexibility to manage through prolonged commodity price headwinds. By proactively undertaking this process now with the help of our advisors, we believe we can implement a comprehensive solution that will position LINN for long-term success.”
Ellis continued, “We have a very talented workforce, and I am proud of everything that this team has been able to accomplish. We currently have adequate resources to continue the efficient operations of our assets with the support of all our vendors, suppliers and partners while we work through these strategic alternatives.”
LINN’s Board of Directors and management are in the process of evaluating strategic and financial alternatives to help provide the Company with financial stability but no assurance can be given as to the outcome or timing of this process. The Company does not intend to make any future announcements concerning this process unless and until the Company otherwise determines that disclosures are necessary or appropriate.
The Company has retained Lazard as its financial advisor and Kirkland & Ellis LLP as its legal advisor to assist the Board of Directors and management team with the strategic review process. Baker Botts LLP will continue to provide ongoing corporate and finance representation.
The Company recently borrowed approximately $919 million from LINN’s credit facility (“Credit Facility”), which represented the remaining undrawn amount that was available under the Credit Facility. These funds are intended to be used for general corporate purposes. Total borrowings under the Credit Facility are now $3.6 billion. Berry Petroleum Company LLC’s credit facility remains fully utilized at $900 million, including $250 million of restricted cash posted as collateral.
ABOUT LINN ENERGY
LINN Energy’s mission is to acquire, develop and maximize cash flow from a portfolio of long-life oil and natural gas assets. More information about LINN Energy is available at www.linnenergy.com.
ABOUT LINNCO
LinnCo was created to enhance LINN Energy’s ability to raise additional equity capital to execute on its acquisition and growth strategy. LinnCo is a Delaware limited liability company that has elected to be taxed as a corporation for United States federal income tax purposes, and accordingly its shareholders will receive a Form 1099 in respect of any dividends paid by LinnCo. More information about LinnCo is available at www.linnco.com.

CONTACTS:	LINN ENERGY, LLC

Investors & Media:

Clay Jeansonne - Vice President - Investor Relations 281-840-4193

Sarah Nordin - Public Relations & Media 713-904-6605

1